Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Duratek, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-113701) and Form S-8 (No. 33-60075, 333-40612, and 333-74848) of Duratek, Inc. of our report dated February 24, 2004, except as to Note 19, which is as of June 17, 2004, relating to the consolidated balance sheets of Duratek, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Duratek, Inc.

Our report dated February 24,2004, except as to Note 19, which is as of June 17, 2004, refers to adoption of Statement of Financial Accounting Standards No.143, Accounting for Asset Retirement Obligations, as of January 1, 2003, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

McLean, Virginia
June 17, 2004